UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

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1.   Name and Address of Reporting Person*

Rollins, Glen W.
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   (Last)                           (First)             (Middle)


2170 Piedmont Road NE
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                                    (Street)

Atlanta, GA  30324
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

Rollins, Inc. (ROL)

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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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4.   Statement for Month/Day/Year

11/22/02
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5.   If Amendment, Date of Original (Month/Day/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

     Executive VP Orkin Exterminating Company
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================


                                                                                        5.
                                                                                        Amount of       6.
                                 2A.                     4.                             Securities      Owner-
                                 Deemed                  Securities Acquired (A) or     Beneficially    ship
                    2.           Execution  3.           Disposed of (D)                Owned           Form:         7.
                    Transaction  Date,      Transaction  (Instr. 3, 4 and 5)            Following       Direct        Nature of
                    Date         if any     Code         ----------------------------   Reported        (D) or        Indirect
1.                  (Month/      (Month/    (Instr. 8)                   (A)            Transaction(s)  Indirect      Beneficial
Title of Security   Day/         Day/       -----------      Amount      or   Price     (Instr. 3       (I)           Ownership
(Instr. 3)          Year)        Year)      Code      V                  (D)            and 4)          (Instr. 4)    (Instr. 4)
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Rollins, Inc.       11/22/02                G         V      383          A             150,487**        D
Common Stock $1
Par Value
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Rollins, Inc.       11/22/02                G         V      383          A             10,810*          I            By Spouse
Common Stock $1
Par Value
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Rollins, Inc.                                                                           36,149*          I            Custodian/
Common Stock $1                                                                                                       Guardian for
Par Value                                                                                                             minor children
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===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, see Instruction
    4(b)(v).

** This number includes 4,674 shares of 401(k) stock and 136 Purchase Plan shares first reported in January 2002.

                                                                         (Over)
                                                                SEC 1474 (7/96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship
            2.                                                                                            ative     Form
            Conver-                            5.                              7.                         Secur-    of       11.
            sion                               Number of                       Title and Amount           ities     Deriv-   Nature
            or               3A.               Derivative    6.                of Underlying     8.       Bene-     ative    of
            Exer-            Deemed   4.       Securities    Date              Securities        Price    ficially  Secur-   In-
            cise    3.       Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  or       Owned     ity:     direct
            Price   Trans-   tion     action   or Disposed   Expiration Date   ----------------  Deriv-   Following Direct   Bene-
1.          of      action   Date,    Code     of (D)        (Month/Day/Year)          Amount    ative    Reported  (D) or   ficial
Title of    Deriv-  Date     if any   (Instr.  (Instr. 3,    ----------------          or        Secur-   Trans-    Indirect Owner-
Derivative  ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-          Number    ity      action(s) (I)      ship
Security    Secur-  Day/     Day/     ------   ------------  Exer-    tion             of        (Instr.  (Instr.   (Instr.  (Instr.
(Instr, 3)  ity     Year)    Year)    Code V    (A)   (D)    cisable  Date     Title   Shares    5)       4)        4)       4)
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Explanation of Responses:

/s/ Glen W. Rollins                            November 22, 2002
-------------------------------             -----------------------
**Signature of Reporting Person                       Date

**   Intentional misstatements or omissions of facts constitute Federal Criminal
Violations. See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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